1998 LEVERAGED INCENTIVE PLAN
                          -----------------------------

I.          RECOMMENDATION
            --------------

Management recommends implementation of a third flight of the Leveraged Incentive Plan (L.I.P.). The first two such programs were approved in 1994 and in 1996. They provide a 3-year duration cash incentive award for a select group of key executives whose actions can positively and significantly impact shareholder value. This plan would be known as the 1998 Leveraged Incentive Plan (the "Plan").

II.          BACKGROUND
             ----------

Our pay objective continues to position base pay below the median for comparable executive positions at comparator companies while providing the opportunity to achieve total compensation at the 75th percentile or above for exceptional performance.

Hewitt has evaluated the Company's total pay in 1998 - a year in the average range for Company performance. Twenty-six consumer packaged goods comparator companies were benchmarked. Nineteen representative corporate and business unit positions were compared. The four principal corporate officer positions were reviewed as "Group 1"; the other positions from business unit Executive VP through Plant Manager as "Group 2." Total cash compensation was below market for all groups of executive positions measured. Long-term incentives (which for Ralston included options and the L.I.P.) ranged from 6% above the 75th percentile for Group 1 to 32% below for Group 2, attributed by Hewitt primarily to the recent option awards. In fact, as Hewitt measured our L.I.P. in the long-term incentive area, its values were characterized significantly below market with only one measured position exception. This was attributed to the majority of comparator companies making annual performance plan grants where Ralston's grants have been biennial.



                              F'98 Competitive Posture
                                  Measured at the
                                  75th Percentile*
                                  ----------------
                        Group 1   Group 2   All Positions
                        --------  --------  --------------

Total Cash                   -3%      -22%            -14%
Long Term Incentive          +6%      -32%            - 8%
NET TOTAL COMPENSATION       -4%      -32%            -17%

*(except cash measured against the 50th percentile)

Implementing a continuation of awards with an overlapping flight, the L.I.P. will aim at appropriately balancing our long-term incentive pay component.

I.          ELIGIBILITY
            -----------

Eligibility for this plan would be limited to certain key executives nominated by the co-Chief Executive Officers and approved by the Human Resources Committee of the Board of Directors.
Participants must remain employed by the Company throughout the 3-year performance period to be eligible to receive payment under the Plan. Exceptions would comprise cases of (1) termination of employment (other than for cause as determined by the Committee) at or after age 50, (2) long-term disability, (3) death, (4) sale of business or business unit or discharge related to sale of unit, or (5) other involuntary termination (other than for cause). In these situations pro rata payments would be made based on performance of the Company and peer group to the termination date.

IV.  PLAN  DESCRIPTION
     -----------------
     A.  PERFORMANCE  MEASURES
         ---------------------
Average compound growth in Total Shareholder Return (stock price appreciation plus dividends) and compound "controllable earnings" would be measured over a three-year period beginning October 1, 1998 and ending September 30, 2001. Adjustments deemed appropriate in the discretion of the Committee would be made in the event of divestiture, acquisition, recapitalization, or other financial restructuring. Corporate participants would be measured on Total Shareholder Return ("TSR") only. Business unit participants would be measured half according to TSR and half according to controllable earnings growth within their business unit as determined by the Corporate Controller's Office. The co-CEOs would be measured as "Corporate" participants.

The TSR measurement would be made in both absolute terms and in relation to a group of peer companies (see next page). In calculating the beginning and ending stock price under the Plan, the+ average of the closing price for the previous ten trading days, including the first and last days of the Plan term, would be used.


     B.   AWARD  OPPORTUNITY  -  BASE  AWARD
          ----------------------------------
A base cash award would be made at the end of the three-year period based on the following schedule:



PERFORMANCE FACTORS FOR:       PERFORMANCE  FACTORS  FOR:      THIS PLAN WOULD
CORPORATE                      OPERATING  UNITS                PAY ACCORDING TO
                               COMPOUND  GROWTH  WEIGHTED:     DESIGNATED
                                                               PARTICIPATION
                                         50%                   LEVELS THIS %
                                                               OF  SALARY**
TOTAL SHAREHOLDER
RETURN (TSR)             50%      CONTROLLABLE
COMPOUND GROWTH          TSR+     EARNINGS*    /2=SAMPLE    FULL  HALF QUARTER
                                   OF UNIT       OUTCOME
     18% or Higher       18% +      16%     /2 = 17%>      100%  50.0%    25%
         17%             17% +      15%     /2 = 16%        90%  45.0%   22.5%
         16%             16% +      14%     /2 = 15%        80%  40.0%     20%
         15%             15% +      13%     /2 = 14%        70%  35.0%   17.5%
         14%             14% +      12%     /2 = 13%        60%  30.0%     15%
         13%             13% +      11%     /2 = 12%        50%  25.0%   12.5%
         12%             12% +      10%     /2 = 11%        45%  22.5%  11.25%
         11%             11% +       9%     /2 = 10%        40%  20.0%     10%
         10%             10% +       8%     /2 =  9%        35%  17.5%   8.75%
          9%              9% +       7%     /2 =  8%        30%  15.0%    7.5%
          8%              8% +       6%     /2 =  7%        25%  12.5%   6.25%
    Less than 8%               Less than 7%                  0%     0%      0%


*    Controllable  earnings  before  special  items  such  as  acquisitions  or divestitures
**    Defined  as  aggregate  salary over the 3-year period.  Amounts in between those  shown  above  will  be  calculated  using  straight-line  interpolation

      C.  AWARD  OPPORTUNITY    -  PEER  GROUP  AWARD
          -------------------------------------------

If Ralston Purina Company's 3-Year TSR meets or exceeds the 75th percentile of its peer Competitor Group, an additional 50%, 25%, or 12 1/2%, of aggregate salary, depending on one's participation level, would be deferred for all Plan participants until retirement, termination, death, or long-term disability, in Ralston Purina stock equivalents in an account established in the participants' names. This peer-group payout would be made irrespective of the absolute level of TSR. Attachment #1 provides a sample calculation for both a Corporate and a business unit participant.

     D.   PERFORMANCE  PEER  GROUP
          ------------------------

Selected  competitors  included  in the  S&P's  Foods, Cosmetics, Household
Products  and  Agricultural  Products  Indices  -

          Archer  Daniels  Midland                                   H. J. Heinz
          Campbell  Soup  Company                            Hershey Foods Corp.
          The  Clorox  Company                                   Kellogg Company
          Colgate-Palmolive  Company                     The Quaker Oats Company
          ConAgra,  Inc.                                  Ralston Purina Company
          Best  Foods                                           Sara Lee Company
          General  Mills                                 Wm. Wrigley Jr. Company
          Gillette

           Companies must be in the sample for the entire 3 years to be counted Dividend reinvestment assumed
           Final calculations related to the Peer Group's performance will be overseen by Hewitt Associates or another independent consulting firm.

     E.  FORM  AND  TIMING  OF  PAYMENT
         ------------------------------

The  base  award  would  be  made after the close of the three-year performance period  in  cash  or  might  be  deferred,  if  so elected by Plan participants, approximately one year prior to the date the amount of award would be determinable. In addition, deferral may be mandated by the Human Resources Committee to assure compliance with the deductibility provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. If Ralston Purina stock equivalents are elected for deferral, there would be no match. The peer group payout would be deferred in Ralston Purina stock equivalents with no transfer permitted to other accounts until a participant's retirement (including "early" retirement), termination, death or long-term disability. Appropriate amendments would be made, subject to final approval by C. S. Sommer, to the Company's deferral plans. Pro rata payments as described under III would include a peer group computation at the time of an individual's departure.

If Ralston Purina Company should cease to be a publicly-traded company, or in those situations described as exceptions under Eligibility relating to employment tenure throughout the 3-year Plan duration, participant awards earned to that date would be paid as soon as practicable thereafter on a pro-rata basis.

If, in the year of payment, a participant's compensation exceeds the Company's $1 million limit on deductible compensation, the Human Resources Committee may, at its sole discretion and without the consent of participants, defer payment or a portion thereof until the year in which compensation would be deductible. The Committee retains the discretion to effect deferrals in other circumstances as it deems appropriate.

The value of awards, to the extent permitted by applicable benefit plans, would be included in annual benefit earnings.

V.  VALUE/COST  SUMMARY
    -------------------

Assuming a constant dividend payout of 1.6%, a RAL stock price multiple increasing from 22 to 28, and participant salary growth at 5% per year, the following table indicates program costs in relation to value returned to the shareholder. The illustrated favorable leverage for shareholders is significant at all levels of performance.

                         LEVERAGED  INCENTIVE  PLAN  SUMMARY
                         -----------------------------------

       %  Average Annual             Total         Annualized     Projected
  Shareholder      Op. Unit      3 Year Value    Cost of Award    RAL Share
    Return      Weighted Return    Returned        If Earned        Price
    ------      ---------------     --------       ---------        -----
      8              7             $1.9  bil          $1.4MM          $36
     13             12             $3.5  bil          $2.8MM          $41
     18             17             $5.3  bil          $5.6MM          $47

If RAL's performance is in the top quartile of common stocks of peer companies previously referenced, an additional payout of up to $6.1 million would occur -- irrespective of the level of total business unit growth and return to shareholders. It is expected RAL's relative stock price would reflect this superior performance.

VI.          OTHER
             -----

Attachment #2 lists the participants in the Plan and their recommended level of participation.

Adjustments deemed appropriate in the discretion of the Committee would be made in computing TSR in the event of any divestiture, acquisition, recapitalization, or other financial restructuring of the Company. Were the Plan to be terminated prior to September 30, 2001, appropriate pro-rata payments would be made or deferred as in the manner previously described in III. and IV.E.

Management requests, in circumstances which warrant, that authority be delegated to the co-Chief Executive Officers to add additional executive participants to this 3-year Plan on a pro-rata basis up to, but not to exceed, cumulative aggregate participants' salary additions of $1 million.


                           SAMPLE PAYMENT CALCULATION
                          1996 LEVERAGED INCENTIVE PLAN
                          -----------------------------

(Assumptions for 2 participants; 1 in Corporate and 1 in a Business Unit, each at "half" participation level)


                            Corporate Participant     Business Unit Participant
                            ----------------------    -------------------------

Aggregate  3  year  salary          $300,000                    $500,000

T.S.R.                                 14%                         14%

Business Unit
Controllable Earnings Growth           N/A                         15%

Peer  Group            Ralston Purina's Total Shareholder Return over 3 years is
Performance            in the top 75th percentile of its peer competitive group.
-----------


COMPUTATION   3 Yr. Aggregate      Half         3 Yr. Aggregate        Half*
                  Salary           Factor           Salary            Factor
                -----------        ------          -----------        ------
                 $300,000      x 30% = $90,000      $500,000         x 37.5% =
$187,500
                                 peer group                         peer group
                                   factor                            factor
                                   ------                            ------
              plus $300,000    x 25% = +75,000    plus $500,000      x 25% =
+125,000
--------


TOTAL  AWARD                          $165,000                          $312,500

*(14%  T.S.R.  +  15%  B.U.  Controllable  Earnings)    2  =  14.5%  relates  to
interpolated  "Half"  factor  mid  way  between 40% and 35% or [(40% + 35%)  2 =
37.5%].